Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-245652 and 333-233439) and Form S-8 (Nos. 333-215817, 333-218773, 333-223461, 333-231202, and 333-237919) of Apollo Endosurgery, Inc. (the “Company”), of our report dated February 25, 2021, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moss Adams LLP

Dallas, Texas
February 25, 2021